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                                   EXHIBIT 99

                                  PRESS RELEASE


BELLS, Tenn.--(BUSINESS WIRE)--Sept. 16, 1998--United Foods, Inc. (AMEX: UFDA news; AMEX: UFDB - news) today announced that it has received an offer from its chairman and chief executive officer, James I. Tankersley, and his family to acquire the remaining shares of the Company's common stock that are not already owned by Mr. Tankersley, his wife or his children ("The Tankersley Group") for $3.00 per share.

The Tankersley Group owns approximately 2.55 million shares of the Company's Class B common stock, which is almost 61% of the 4.2 million outstanding Class B shares. The Group does not own any of the approximately 2.62 million outstanding shares of Class A common stock.

On receiving the proposal, the Board of Directors of the Company appointed two outside directors, John Wilder and Joe Geary, to a Special Committee. The Board charged the committee with evaluating whether the proposal is in the best interests of the Company and its shareholders other than the Tankersley Group. It is expected that the Special Committee will employ counsel and an investment banking firm to assist its evaluation. It is further expected that any action taken by the Special Committee would be subject to a number of conditions, including negotiation of definitive documents (which are expected to contain customary closing conditions); the filing of disclosure statements and other documents with the Securities and Exchange Commission; regulatory filings; and approval of the transaction by the shareholders of the Company.

The last prices at which the Company's common stock traded were $2.375 for the Class A common stock and $2.50 for the Class B common stock.

Contact:

                                       United Foods, Inc., Bells
                                       Donald Dresser, 901/422-7600